Exhibit 99.2

July 1, 2004
Sierra Pacific Power Company
Contact: Faye I. Andersen
Phone: (775) 834-4822

Sierra Pacific Power Files Electric Resource Plan

For Immediate Release

Reno, NV, July 1, 2004 — Sierra Pacific Power Company, a wholly-owned subsidiary of Sierra Pacific Resources (NYSE:SRP), today filed its 2004 Electric Resource Plan with the Public Utilities Commission of Nevada (PUCN). The 20-year plan outlines how the company intends to meet both the short-term and long-term needs of its Nevada customers.

In the filing, Roberto R. Denis, Vice President of Energy Supply for the utility, emphasized a three-year action plan of both supply and demand programs proposed by the company to ensure its Nevada customers have adequate electricity to serve their needs in 2005-07. He said the company proposes to use a mix of new electric generation owned by the company and new purchased power agreements that will supply Nevada customers over the next three years.

Sierra Pacific updates and files a 20-year Resource Plan every three years.

Denis explained that the action plan reflects the company’s strategy toward owning more internal generation sources which will lend stability to energy prices and increase electric reliability by reducing the dependence on imported power. The 2004 Resource Plan is markedly different than the company’s 2001 plan, which anticipated full retail electric competition in Nevada and the divestiture of the company’s existing power plants, he said.

Hearings regarding Sierra Pacific’s Resource Plan will be held by the PUCN sometime later this summer. The company needs PUCN approval before it can move forward on any of these plans. Highlights of the plan include:

•	A proposal to build a 500-megawatt, natural gas-fired, combined cycle electric generating plant at the company’s Tracy plant site.

•	Approval to upgrade combustion systems at the Valmy Generating Station to comply with new environmental standards.

•	Plans to conduct comprehensive engineering and economic analyses to assess the remaining life of existing electric generating units, plus assess coal-fired generation alternatives for the Valmy plant site.

•	Continuation of intermediate and long-term contracts to purchase power at maximum value and least cost for customers.

•	Construction of several new transmission projects, the largest of which would include a new 345,000-volt transmission line from the East Tracy Substation to a new substation east of Virginia City, plus adequate transmission line easements to bring the power into the southeast Reno area.

•	Implementation of two new programs to promote energy conservation in commercial construction and school retrofit and new construction projects. This is in addition to continuing existing conservation education, appliance rebates plus lighting and motors/pumping conversion programs.

Headquartered in Reno, Nevada, Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. It is a wholly owned subsidiary of Sierra Pacific Resources (NYSE: SRP), which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power also distributes natural gas in the Reno- Sparks area of northern Nevada. Other subsidiaries of Sierra Pacific Resources include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.